AMENDMENT TWO
                            TO SUBADVISORY AGREEMENT

Schedule A of the Subadvisory Agreement between RiverSource Investments, LLC ("RiverSource Investments") (formerly American Express Financial Corporation) and American Century Investment Management, Inc. ("Subadviser"), dated April 7, 2003, is amended as of November 11, 2005 to read as follows:

         Compensation pursuant to Paragraph 4 of the Subadvisory Agreement shall be calculated in accordance with the following schedule, with respect to assets that are subject to the Subadviser's investment discretion in the following funds:

                  For the combined assets of:
               o RiverSource Aggressive Growth Fund (formerly AXP Partners Aggressive Growth Fund), a series of AXP Partners Series, Inc. (agreement between the Fund and RiverSource Investments dated January 9, 2003), and
               o RiverSource Strategy Aggressive Fund, a series of AXP Strategy Series, Inc. (agreement between the Fund and RiverSource Investments dated December 1, 2002)

                  Average Daily Net Assets*                    Rate
                  -------------------------------------------------
                  First $100 million                          50 bp
                  Next $150 million                           45 bp
                  Next $250 million                           40 bp
                  Thereafter                                  38 bp

                For the combined assets of:
               o RiverSource Small Cap Equity Fund (formerly AXP Partners Small Cap Core Fund), a series of AXP Partners Series, Inc. (agreement between the Fund and RiverSource Investments dated December 2, 2002), and
               o RiverSource Discovery Fund (formerly AXP Discovery Fund), a series of AXP Discovery Series, Inc. (agreement between the Fund and RiverSource Investments dated December 1, 2002)

                  Average Daily Net Assets*                     Rate
                  --------------------------------------------------
                  First $25 million                            65 bp
                  Next $125 million                            60 bp
                  Next $50 million                             57.5 bp
                  Thereafter                                   55 bp


         --------------------------------
         *These rates are not retroactive. When average daily net assets exceed the first breakpoint, multiple rates will apply, resulting in a blended rate, e.g. if average daily net assets RiverSource Aggressive Growth Fund are $125 million, a rate of 50 bp would apply to $100 million and a rate of 45 bp would apply to $25 million.

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In witness whereof, the parties have caused this Amendment to be executed by their officers designated below.

RIVERSOURCE INVESTMENTS, LLC                AMERICAN CENTURY
                                            INVESTMENT MANAGEMENT, INC.


By:  /s/ Paula R. Meyer                     By:  /s/   David Tucker
     -----------------------                     ------------------------------
           Signature                                    Signature

         Paula R. Meyer                     Name:      David Tucker
         Senior Vice President                    -----------------------------
                                                        Printed

                                            Title:  Sr. Vice President
                                                  -----------------------------
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